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                [WEINGAST, ZUCKER & RUTTENBERG, LLP LETTERHEAD]




February 21, 2001

Re: Gamogen, Inc.

Dear Sir or Madam:

We have reviewed Gamogen Inc.'s Form 8-k and agree with all the statements made by management in Item 304(a).


Sincerely,



/s/ Weingast, Zucker & Ruttenberg, LLP
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Weingast, Zucker & Ruttenberg, LLP